Quest Diagnostics Announces Leadership Succession Plan

-	Chairman and CEO Steve Rusckowski to remain CEO through October 2022 and continue as Executive Chairman
-	James E. Davis, Executive Vice President, General Diagnostics, named CEO-elect, to succeed Mr. Rusckowski November 1, 2022
-	CFO Mark Guinan to retire in 2022 following completion of transition to successor

Secaucus, NJ, Feb. 3, 2022 – Quest Diagnostics (NYSE: DGX), the nation's leading provider of diagnostic information services, today announced that its Board of Directors, as part of its ongoing leadership succession planning, has appointed James E. Davis, Executive Vice President, General Diagnostics, to be its next Chief Executive Officer, effective November 1, 2022. At that time, Mr. Davis will succeed Steve Rusckowski, who will have served as CEO for more than a decade. Mr. Rusckowski, 64, currently Chairman, CEO and President, will continue to serve on the Quest Board of Directors as Executive Chairman through March 2023.

“Today, Quest is the clear leader in diagnostic information services, positioned for continued execution of its ambitious growth plans under a new CEO in Jim Davis, who has been instrumental in accelerating growth and driving the company’s operational excellence program for eight years,” said Tim Ring, Quest’s Lead Independent Director. “Jim is uniquely qualified to lead Quest in its next phase of growth, and this gradual and comprehensive transition process will ensure continuity for the company’s strong market momentum.”

Mr. Davis, 59, currently oversees Quest’s general diagnostics business, accounting for more than 80% of the company’s $10.8 billion revenues in 2021 and encompassing three-quarters of its employee base. Additionally, he manages the company’s operations, including sales and marketing, patient services, logistics, laboratories, billing, and customer services. Mr. Davis joined Quest in April 2013 as Senior Vice President, Diagnostic Solutions, and was responsible for managing a portfolio of businesses and was instrumental in refocusing the business on diagnostic information services. He was named Senior Vice President of Operations in February 2014, overseeing the company’s Drive Operational Excellence strategy and Quest’s Invigorate program, which has consistently delivered 3% in annual productivity improvements. Since being named Executive Vice President for General Diagnostics in 2017, Mr. Davis has compiled a strong record of revenue and earnings growth through strengthening relationships with Quest’s largest health plans and its hospital health system customers. In addition, he has been responsible for integrating Quest’s regional lab acquisitions, and he has led the evolution of Quest’s ESG strategy.

Mr. Davis has provided enterprise oversight for Quest’s pandemic response. He oversaw the rapid development and expansion of Quest’s molecular testing capacity, leading an agile team that innovated new testing techniques as well as new models for patients to get tested, such as drive-through retail sites and direct-to-consumer testing.

"I am deeply honored to have the opportunity to succeed Steve and lead Quest into the next phase of growth and build on our vision of empowering better health with diagnostic insights,” said Mr. Davis. "Our company has never been more integral to patients and the healthcare system, as we have seen during the pandemic. Together with the Quest management team and all 50,000 of our colleagues, I look forward to building on the strong foundation we have put in place. Quest’s future is bright, and we are extremely well positioned to continue to create value for shareholders as well as all the patients, customers and partners we serve.”

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Mr. Ring said: "Steve is a superb CEO who has led a team that has executed a well-defined strategy which has generated strong growth and shareholder value during his decade-long tenure at Quest. He has worked closely with the Board over the past several years in building a succession plan that ensures a smooth, gradual transition to new leadership. On behalf of the entire Board and all 50,000 Quest colleagues, I want to thank Steve for his leadership and his tremendous dedication and commitment to making Quest Diagnostics the exceptional company it is today.”

“Quest Diagnostics is a great company with a powerful mission and well positioned to continue to deliver value for all of its stakeholders,” said Mr. Rusckowski. “As I approached a decade in service as CEO, the Board and I determined that now is the right time to begin to turn the helm over to a new leader. Jim Davis is extremely well qualified to be CEO, having managed a large part of the company in his role as Executive Vice President. He has deep knowledge of Quest, the healthcare industry, and the corporate world, gained through more than 35 years of business experience. Jim is widely respected and will be a strong CEO.”

CFO Transition

Quest also announced today that Mark Guinan, Executive Vice President and Chief Financial Officer, has announced his intention to retire in 2022, following eight and a half years in the role. A process to identify Quest’s new CFO has begun. Mr. Guinan, 60, will participate in the selection process and will remain in his role through the transition.

Mr. Rusckowski continued, “I want to thank Mark Guinan for his many contributions as a key member of our leadership team as we have transformed Quest and accelerated its growth. I am especially grateful that Mark has remained central to our team throughout the pandemic, and that he will ensure that the transition to his successor is seamless.”

Mr. Guinan said, "Quest Diagnostics is a special company with a meaningful mission and a strong team in place, and it has been a privilege to serve as chief financial officer. With the company well positioned for continued success after the pandemic, now it’s time for me to step back and retire. I’m looking forward to participating in the process to identify my successor, who can support Steve and Jim in Quest’s next phase of growth."

Additional biographical information on CEO-elect James E. Davis

Jim Davis joined Quest Diagnostics in 2013 as Senior Vice President, Diagnostics Solutions. Before joining Quest, he served as CEO of InSightec, Inc., a medical device company. Prior to that, Jim held senior management positions in a two-decade career in General Electric’s aviation and healthcare businesses, including leading GE’s MRI business for five years. Before GE, Mr. Davis led the development of strategic and operating initiatives for clients of McKinsey & Company, Inc. Mr. Davis holds a master’s degree in management from the Sloan School of Management at Massachusetts Institute of Technology, a master’s degree in science from MIT and a bachelor's degree in aeronautical engineering from the University of Michigan.

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Company accomplishments under Steve Rusckowski

Steve has served as Chief Executive Officer of Quest Diagnostics since May 2012. At that time Quest was not growing, and he led the transformation of the company into the leader in diagnostic information services with record financial performance in 2021. Mr. Rusckowski championed a two-point strategy to accelerate growth and drive operational excellence. He focused on improving relationships with health plans and hospital health systems; and expanding faster-growing businesses in advanced diagnostics and consumer testing.

Mr. Rusckowski also has driven Quest to be more inclusive. Today the company is overseen by a board of directors which is made up of 50% women and two people of color. In 2020, Mr. Rusckowski spearheaded the launch in 2020 of Quest for Health Equity, a $100 million commitment to reduce health disparities among the underserved in the U.S., particularly in communities of color.

During his tenure, Quest’s revenues grew nearly 50% to $10.8 billion in 2021 and adjusted earnings per share more than tripled to $14.24. Since 2012, the company has generated $14.5 billion in cash, completed 41 acquisitions, and has returned $8.2 billion of its cash to shareholders through buybacks and dividends. At the outset of the pandemic, Mr. Rusckowski became deeply involved in the national response, partnering with elected officials and public health authorities, as well as healthcare providers, payers and retailers to quickly expand access to COVID-19 testing.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors, and improve healthcare management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

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